Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Alexandra Geller

Cornerstone OnDemand

Phone: +1 (310) 752-1870

ageller@csod.com

Media Contact:

Sarah Platte

Cornerstone OnDemand

Phone: +1 (310) 752-1799

splatte@csod.com

Cornerstone OnDemand Names Robert Cavanaugh to its Board of Directors

SANTA MONICA, Calif., April 23, 2015 – Cornerstone OnDemand Inc. (NASDAQ: CSOD), a global leader in cloud-based talent management software solutions, today announced that Robert Cavanaugh, the former president of worldwide enterprise, SMB and government for Concur Technologies has been elected to Cornerstone’s board of directors effective as of April 20, 2015.

Cavanaugh served in various roles, including as president of worldwide enterprise, SMB and government at Concur, a cloud-based provider of integrated travel and expense management solutions, from 1999 until its acquisition by SAP America, Inc. in December 2014. Prior to joining Concur, Cavanaugh held consulting and implementation management positions at Seeker Software and Ceridian Corporation. Cavanaugh holds a B.S. in Business Administration from Norwich University.

“Rob’s experience building and running global sales for one of the world’s leading cloud computing companies will provide Cornerstone with exceptional insights to drive our continued growth worldwide,” said Adam Miller, president and CEO of Cornerstone.

“Cornerstone is a visionary company that has transformed how organizations use technology to engage and empower their workforces,” commented Cavanaugh. “I am excited to join Cornerstone’s board of directors and look forward to supporting the company’s continued success.”

About Cornerstone OnDemand

Cornerstone OnDemand is a leader in cloud-based applications for talent management. The company’s solutions help organizations recruit, train, manage and engage their employees, empowering their people and increasing workforce productivity. Based in Santa Monica, California, the company’s solutions are used by over 2,100 clients worldwide, spanning more than 18 million users across 191 countries and 42 languages. To learn more about Cornerstone, visit csod.com, twitter.com/CornerstoneInc and facebook.com/CSODcommunity.

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